Exhibit 4.1
AMENDED

CERTIFICATE OF DESIGNATION OF

SERIES B SENIOR CONVERTIBLE PREFERRED STOCK

OF

GEOKINETICS INC.

PURSUANT TO SECTION 151(g) OF THE

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Geokinetics Inc (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that:

ONE:                      The Certificate of Designation of Series B Senior Convertible Preferred Stock of the Corporation was filed with the Secretary of State of the State of Delaware on September 8, 2006.

TWO:                     Pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by Article FOURTH of the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”), the Board of Directors for the Corporation, by unanimous written consent dated as of July 25, 2008, duly adopted a resolution providing: (i) the Series B Senior Convertible Preferred Stock of the Corporation be designated Series B-1 Senior Convertible Preferred Stock (the “Series B-1 Preferred Stock”) and (ii) a new series of preferred stock of the Corporation, par value $10.00 per share, be created out of the authorized but unissued shares of capital stock of the Corporation and be authorized to be issued, with such series to be designated Series B-2 Senior Convertible Preferred Stock (the “Series B-2 Preferred Stock”), and consist of 350,000 shares, par value $10.00 per share, of which the powers, preferences and relative, participating, optional and other rights, and the qualifications, limitations, and restrictions of the Series B-1 Preferred Stock and the Series B-2 Preferred Stock (collectively, (the “Series B Preferred Stock”), shall be, in addition to those set forth in the Corporation’s Certificate of Incorporation, all in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, as set forth herein.

THREE:                 The Certificate of Designation of Series B Senior Convertible Preferred Stock of this Corporation is hereby amended in its entirety as follows:

(1) Series B Preferred Stock.

(a) Dividends.

(i) The holders of Series B Preferred Stock, prior and in preference to any declaration or payment of any dividend on any class or series of capital stock of this Corporation, shall be entitled to receive cumulative dividends at the applicable Dividend Rate (as

Exhibit 4.1

(ii) defined below).  For purposes of this Section 1(a)(i), “Dividend Rate” shall mean 8.0% per annum, compounded quarterly, of the Original Issue Price (defined in Section 1(b)(i) below) for each share of Series B Preferred Stock.  At the option of the Corporation, dividends payable on shares of (A) Series B-1 Preferred Stock on any quarterly dividend payment date through and including October 31, 2011, may be paid in additional shares of Series B-1 Preferred Stock, instead of cash or (B) Series B-2 Preferred Stock on any quarterly dividend payment date through and including October 31, 2011, may be paid in additional shares of Series B-2 Preferred Stock, instead of cash.  The value of each share of Series B Preferred Stock paid in lieu of cash shall be equal to the Original Issue Price.  After October 31, 2011, all dividends shall be paid in cash when, and if declared. All unpaid dividends on Series B Preferred Stock shall be cumulative and shall accrue, compounding annually, regardless of whether or not the Corporation shall have funds legally available for the payment of such dividends.

(iii) After payment of the dividends provided for in Section 1(a)(i), any additional dividends or distributions shall be distributed among all holders of Common Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock and other preferred securities, which are convertible into shares of Common Stock, in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Series B-1 Preferred Stock, Series B-2 Preferred Stock and other preferred securities were converted to Common Stock at the then-effective conversion rate.

(b) Liquidation Preference.

(i) The holders of Series B Preferred Stock, in the event of any Liquidation Event (as defined below), either voluntary or involuntary, shall be entitled to receive, prior and in preference to the distribution of any proceeds of such Liquidation Event (the “Proceeds”) to the holders of Common Stock and other preferred securities (but pari passu to any other holder of Series B Preferred Stock), an amount per share (the “Liquidation Preference Amount”) equal to (A) the sum of the Original Issue Price (as defined below) for the Series B Preferred Stock, plus (B) any accrued but unpaid dividends, which have been accrued to the date of payment. In case the net assets of the Corporation legally available therefor are insufficient to permit the payment upon all outstanding shares of Series B Preferred Stock of the full preferential amount to which the holders of such shares are entitled, then such net assets shall be distributed ratably upon outstanding shares of Series B Preferred Stock in proportion to the full preferential amount to which each such share is entitled. For purposes hereof, “Original Issue Price” shall mean $250.00 per share for each share of Series B Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series B Preferred Stock).

(ii) After the payment of the Liquidation Preference Amount with respect to each share of Series B Preferred Stock, the holders of Series B Preferred Stock will have the right following a Liquidation Event to receive an additional distribution for each share of Series B Preferred Stock equal to the excess, if any, of (i) the aggregate amount distributable with respect to each share of Common Stock following the Liquidation Event multiplied times the number of shares of Common Stock into which each share of Series B Preferred Stock is convertible at the conversion rate effective at the time of the Liquidation Event over (ii) the Liquidation Preference Amount.  As a result, the total amount distributed with respect to each

Exhibit 4.1

(iii) share of Series B Preferred Stock following a Liquidation Event will be not less than the amount determined as if all shares of Series B Preferred Stock had been converted to Common Stock at the conversion rate applicable at the time of the Liquidation Event.  In view of this additional distribution right, the Corporation and the holders of the Series B Preferred Stock expect that the Series B Preferred Stock will not be treated as "preferred stock" for federal income tax purposes under Treasury Regulation § 1.305-5(a).

(iv) For purposes of this Section 1(b), a “Liquidation Event” shall include (A) the sale, transfer or other disposition of all or substantially all of the Corporation’s assets, (B) the merger or consolidation of the Corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Corporation or the surviving or acquiring entity), (C) the transfer (whether by merger, consolidation, exchange, reorganization or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than Avista Capital Partners, L.P. and its affiliates), of the Corporation’s equity securities if, after such transfer, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Corporation (or the surviving or acquiring entity) or (D) a liquidation, dissolution or winding up of the Corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately prior to such transaction. The treatment of any particular transaction or series of related transactions as a Liquidation Event hereunder may be waived by the vote or written consent of the holders of a majority of the outstanding Series B Preferred Stock (voting on an as converted basis).

(v) In any Liquidation Event, if Proceeds received by the Corporation or its stockholders are other than cash, their value will be deemed their fair market value. The determination of such fair market value shall be made by the Board of Directors of the Corporation or as otherwise may be set forth in the definitive agreements governing such Liquidation Event.

(c) Redemption Rights.

(i) If, at any time after March 31, 2014, the holders of not less than a majority of the shares of Series B-1 Preferred Stock then outstanding deliver written notice to the Corporation of such holders’ desire to have the Series B-1 Preferred Stock redeemed, all outstanding shares of Series B-1 Preferred Stock, if not previously converted pursuant to Section 1(d), shall be redeemed by the Corporation on a date which is not more than 90 days after the date on which such written notice was given to the Corporation by the holders of the Series B-1 Preferred Stock.  If, at any time after March 31, 2014, the holders of not less than a majority of the shares of Series B-2 Preferred Stock then outstanding deliver written notice to the Corporation of such holders’ desire to have the Series B-2 Preferred Stock redeemed, all outstanding shares of Series B-2 Preferred Stock, if not previously converted pursuant to Section 1(d), shall be redeemed by the Corporation on a date which is not more than 90 days after the date on which such written notice was given to the Corporation by the holders of the Series B-2 Preferred Stock. Each share of Series B Preferred Stock to be redeemed hereunder shall be

Exhibit 4.1

(ii) redeemed by payment by the Corporation in cash of the Redemption Price (as defined below). For purposes hereof, the term “Redemption Price” shall mean, with respect to each share of Series B Preferred Stock, an amount equal to the Liquidation Preference Amount.

(iii) Any redemption pursuant to Sections 1(c)(i) above shall be preceded by written notice from the Corporation to each holder of Series B-1 Preferred Stock or Series B-2 Preferred Stock, as the case may be, stating the date fixed for redemption, the Redemption Price and the place at which holders of Series B-1 Preferred Stock or Series B-2 Preferred Stock, as the case may be, may obtain payment of the Redemption Price upon surrender of their respective stock certificates.

(iv) All shares of Series B Preferred Stock redeemed, otherwise acquired or returned (as a result of conversion or otherwise) by the Corporation shall immediately be canceled and shall not be reissued.

(d) Conversion. The holders of the Series B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(i) Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Liquidation Preference Amount for the Series B Preferred Stock by the applicable Conversion Price (as defined below) for the Series B Preferred Stock (the conversion rate for Series B Preferred Stock into Common Stock is referred to herein as the “Conversion Rate”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The “Conversion Price” per share for Series B Preferred Stock shall initially be $25.00 (which amount takes into account the 1-for-10 stock split of the Corporation effective as of November 3, 2006); provided, however, that the Conversion Price for the Series B Preferred Stock shall be subject to adjustment as set forth in subsection 1(e)(iv).

(ii) Corporation Conversion Election. At the election of the Corporation, each share of Series B Preferred Stock shall be converted into shares of Common Stock at the Conversion Rate at the time in effect for Series B Preferred Stock immediately upon the Corporation’s sale of its Common Stock in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Common Stock (A) at a price per share yielding net proceeds to the Corporation of not less than $35.00 (as adjusted for any stock splits, stock dividends, combinations, subdivisions or the like), (B) which results in net proceeds to the Corporation and the selling stockholders, if any, of not less than $75,000,000, and (C) after which the Common Stock is listed on the NYSE, AMEX or the NASDAQ National Market (a “Qualified Public Offering”).

(iii) Mechanics of Conversion. Before any holder of Series B Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefore, duly endorsed, at the office of the

Exhibit 4.1

(iv) Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Series B Preferred Stock shall not be deemed to have converted such Series B Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with automatic conversion provisions of subsection 1(d)(ii) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(v) Conversion Price Adjustments of Series B Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Series B Preferred Stock shall be subject to adjustment from time to time as follows:

(A) Conversion Price Adjustments.

1. If the Corporation shall issue, on or after the date upon which this Amended Certificate of Designation is accepted for filing by the Secretary of State of the State of Delaware (the “Filing Date”), any Additional Stock (as defined below) for a consideration per share less than the Conversion Price applicable to the Series B Preferred Stock in effect immediately prior to the issuance of such Additional Stock, and if the aggregate dollar amount of all previous issuances of Additional Stock since the Filing Date is less than $50,000,000 (determined by aggregating all previous issuances of Additional Stock made after the Filing Date) the Conversion Price for the Series B Preferred Stock in effect immediately prior to each such issuance shall forthwith be adjusted to a price equal to the per share consideration paid or given for such Additional Stock; provided, however, if the Corporation shall issue, on or after the Filing Date, any Additional Stock after the aggregate amount of previous issuances made after the Filing Date are in excess of $50,000,000 (determined by aggregating all previous issuances of Additional Stock made after the Filing Date) for a consideration per share less than the Conversion Price applicable to the Series B Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series B Preferred Stock in effect immediately prior to each such issuance shall forthwith be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock

Exhibit 4.1

2. Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of such Additional Stock.  For purposes of this Section 1(d)(iv)(A), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon exercise of outstanding stock options, (3) Common Stock issuable upon exercise of outstanding warrants to purchase Common Stock, (4) Common Stock issuable upon conversion of the Series B Preferred Stock, and (5) Common Stock issuable upon the conversion of any other series or class of equity securities issued after the date hereof which is convertible into shares of Common Stock.  Shares described in (1) through (3) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.

3. No adjustment of the Conversion Price for the Series B Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections 1(d)(iv)(A)(5)(c) and (5)(d), no adjustment of such Conversion Price pursuant to this subsection 1(d)(iv) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

4. In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefore before deducting any reasonable discounts, commission or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

5. In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market thereof as determined by the Board of Directors irrespective of any accounting treatment.

6. In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

a. The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 1(d)(iv)(A)(3) and

Exhibit 4.1

b. (d)(iv)(A)(4)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

c. The aggregate maximum number of shares of Common Stock deliverable upon conversion or, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 1(d)(iv)(A)(3) and 1(d)(iv)(A)(4).

d. In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable shares, the Conversion Price of the Series B Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

e. The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 1(d)(iv)(A)(5)(a) and (b) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 1(d)(iv)(A)(5)(a) or (b).

(B) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 1(d)(iv)(A)(5)) by the Corporation on or after the Filing Date other than:

1. Shares of Common Stock issued to employees, directors, officers, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by this corporation’s Board of Directors;

2. Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date;

3. Common Stock or other securities convertible into shares of Common Stock that are issued with the approval of the holders of not less than a majority of the then-outstanding

Exhibit 4.1

4. shares of Series B-1 Preferred Stock and a majority of the then-outstanding shares of Series B-2 Preferred Stock; and

5. Common Stock issued pursuant to the conversion of the Series B Preferred Stock.

(vi) In the event the Corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series B Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series B Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(vii) Reservation of Common Stock. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock that number of shares of Common Stock as shall from time to time be sufficient to effect the full conversion of all outstanding shares of Series B Preferred Stock.

(e) Election and Removal of Directors by Series B Preferred Stock.  Subject to Section 1(f)(ii), the holders of record of the shares of Series B Preferred Stock, exclusively, shall be entitled to nominate and elect one (1) director of the Corporation (the “Series B Director”).  At each regularly scheduled meeting of the Corporation's stockholders which is called for the purpose of electing members of the Board of Directors, the presence in person or by proxy of the holders of a majority of the shares of Series B Preferred Stock then outstanding shall constitute a quorum of the Series B Preferred Stock for the purpose of electing the director by holders of the Series B Preferred Stock.  A vacancy in said directorship filled by the holders of Series B Preferred Stock shall be filled only by vote or written consent in lieu of a meeting of the holders of the Series B Preferred Stock.  The Series B Director may be removed, with our without cause, by the holders of Series B Preferred Stock in the same manner as such director may be elected hereunder.

(f) Voting Rights.

Exhibit 4.1

(g) Except as otherwise expressly provided herein or as required by law, the holders of Series B Preferred Stock shall be entitled to vote on all matters upon which holders of Common Stock have the right to vote and, with respect to such right to vote, shall be entitled to notice of any stockholders’ meeting in accordance with the Corporation’s Bylaws, and shall be entitled to a number of votes equal to the number of shares of Common Stock into which such shares of Series B Preferred Stock could then be converted, at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise expressly provided herein, or to the extent class or series voting is otherwise required by law or agreement, the holders of Series B Preferred Stock or Common Stock shall vote together as a single class and not as separate classes.

(i) So long as at least 125,000 shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of not less than a majority of the then-outstanding shares of the Series B Preferred Stock, as determined on a fully diluted and as-converted basis:

(A) Amend the Corporation’s Certificate of Incorporation or Bylaws in any material respect (other than an amendment to change the name of the Corporation);

(B) Declare or pay any dividend or other distribution upon the Corporation’s capital stock (except dividends payable solely in shares of Common Stock), or purchase, redeem, or otherwise acquire any shares of the Corporation’s capital stock, except for repurchases, at cost, of shares of the capital stock of the Corporation (pursuant to rights held by the Corporation as of the Filing Date) held by the Corporation’s consultants, directors, officers or employees;

(C) Sell, lease, assign, transfer or otherwise convey or otherwise dispose of all or substantially all of the assets of the Corporation or any of its subsidiaries, or effect any consolidation, merger or reorganization involving the Corporation or any of its subsidiaries, or effect any transaction or series of related transactions in which the Corporation’s stockholders immediately prior to such transaction or transactions own immediately after such transaction or transactions less than 50% of the voting securities of the surviving corporation or entity (or its parent);

(D) Reclassify, reorganize or recapitalize the Corporation’s outstanding capital stock;

(E) Create or issue any class or series of stock or other security of the Corporation on parity with or having preference over the Series B Preferred Stock or increase the authorized number of shares of the Series B Preferred Stock;

(F) Effect any transaction with the management, related parties or other affiliates of the Corporation, or extend or waive the terms of any such existing transactions, other than (1) issuances of options, warrants or Common Stock pursuant to an equity incentive plan or similar arrangement approved by the Board of Directors or (2) any other

Exhibit 4.1

(G) transaction with management, related parties or affiliates of the Corporation on terms approved by a majority of the members of the Board of Directors who are not, either directly or indirectly, a party to such transaction; and

(H) Increase or decrease the number of directors on the Board of Directors of the Corporation.

(h) Financial Statements, Reports, etc.  The Corporation shall furnish to each to each holder of the Series B Preferred Stock:

(i) within 90 days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Corporation and its consolidated subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such persons during such year, together with comparative figures for the immediately preceding fiscal year, all in reasonable detail and prepared in accordance with United States generally accepted accounting principles (“GAAP”), all audited by UHY, LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Corporation and its consolidated subsidiaries on a consolidated basis in accordance with GAAP;

(ii) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Corporation and its consolidated subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such persons during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its chief executive officer, chief financial officer, any vice president, principal accounting officer, treasurer, assistant treasurer or controller of such person as fairly presenting in all material respects the financial condition and results of operations of the Corporation and its consolidated subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.

(i) Preemptive Rights. If the Corporation authorizes the issuance and sale of Additional Stock (as defined in Section 1(d)(iv)(B)) other than pursuant to an underwritten public offering registered under the Securities Act or for non-cash consideration pursuant to a merger or consolidation approved by the Board of Directors of the Corporation, the Corporation shall first offer in writing to sell to each holder of Series B Preferred Stock a portion of the securities being issued equal to the quotient obtained by dividing (A) the aggregate number of shares of Series B Preferred Stock then owned by such holder by (B) the aggregate number of shares of Series B Preferred Stock then outstanding. If all offered securities are not subscribed to by such holder of Series B Preferred Stock in writing delivered to the Corporation within twenty days after the date of delivery of the Corporation’s original notice to such holder, then the Corporation shall offer all of such securities for sale to those other holders of Series B Preferred Stock that did elect to subscribe for such securities.  If such offer is oversubscribed by such

Exhibit 4.1

(j) Series B Preferred Stock holders then the Corporation shall offer such securities to such Series B Preferred Stockholders pro rata on the basis of the number of securities previously subscribed to by such holders pursuant to the formula above.  If the holders of Series B Preferred Stock do not elect to subscribe for all of such securities in writing delivered to the Corporation within twenty days after the date of delivery of the Corporation’s second notice then the Corporation shall be free to offer such securities to any other person or persons at a price and on terms determined by the Corporation, provided that such price and terms are no more favorable to such person or persons than the price and terms on which such securities were offered to the holders of Series B Preferred Stock. Any securities not sold by the Corporation within 90 days after the date of the Corporation’s initial notice to the holders of Series B Preferred Stock hereunder shall then become subject again to the provisions of this Section 1(h).

[SIGNATURES ON FOLLOWING PAGE]

Exhibit 4.1

IN WITNESS WHEREOF, Geokinetics Inc. has caused this Amended Certificate of Designation to its Certificate of Incorporation to be signed by Richard F. Miles, its President and Chief Executive Officer, this 28th day of July, 2008.

GEOKINETICS INC.

By:       /s/ Richard F. Miles
Richard F. Miles, President and
Chief Executive Officer

0686369.05
940480-000000